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                                                                    Exhibit 99.2


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                     Pharmacia Sets Stock Distribution Ratio
                   for Spin-Off of Shares in Monsanto Company


Peapack, N.J. (July 30, 2002) - Pharmacia Corporation (NYSE: PHA) today announced that it has finalized the ratio for the distribution of all remaining shares held by the Company in its agricultural subsidiary, Monsanto Company (NYSE: MON). The Monsanto shares will be distributed as a special stock dividend at the close of business on August 13, 2002. The distribution will complete Pharmacia's spin-off of Monsanto.


         Pharmacia shareholders will be entitled to receive .170593 shares of Monsanto common stock for each share of Pharmacia common stock for which they are the holder of record at the close of business on July 29, 2002. At the close of business on July 29, 2002, Pharmacia had 1,289,621,815 shares of common stock outstanding.


         As previously announced, the dividend generally will be tax-free to Pharmacia shareholders for U.S. federal income tax purposes except to the extent that cash is received instead of fractional shares. Additional information concerning the special stock dividend can be obtained on the Pharmacia website at http://www.pharmacia.com.


         Pharmacia Corporation (NYSE: PHA) is a top-tier global pharmaceutical company with a leading agricultural subsidiary. Pharmacia's innovative medicines and other products save lives and enhance health and wellness. Pharmacia's 59,000 people work together with many diverse stakeholders to bring these benefits to people around the world, and to create new health solutions for the future. On July 15, 2002, Pharmacia and Pfizer Inc. (NYSE: PFE) announced the signing of a definitive agreement providing for Pfizer to acquire Pharmacia in a stock-for-stock transaction that is expected to close by the end of 2002.



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         This press release contains forward-looking or anticipatory statements about the Company's business and financial performance plans which are based on the information currently available and the expectations currently deemed reasonable by the Company. However, because these forward-looking statements are subject to many risks, uncertainties and changes over time, including those referenced in the Company's filings with the U.S. Securities and Exchange Commission, actual results may differ materially from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information or future developments.


Media Contact:                                             Analyst Contact:
-------------                                              ---------------
Paul Fitzhenry                                             Linda C. Heller
Tel. (908) 901-8770                                        Tel. (908) 901-8853

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